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                             ASSOCIATED BANC-CORP

                                 EXHIBIT (11)

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

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
                                               1996        1995        1994
                                            ----------- ----------- -----------
As reported:
Net income                                  $57,244,481 $48,028,438 $43,568,076
Weighted average common shares outstanding   22,035,364  20,967,367  20,938,814
Net income per share                        $      2.60 $      2.29 $      2.08
Primary:
Net income                                  $57,244,481 $48,028,438 $43,568,076
Weighted average common shares outstanding   22,035,364  20,967,367  20,938,814
Common stock equivalents                        285,331     258,649     229,180
Adjusted weighted average common shares
outstanding                                  22,320,695  21,226,016  21,167,994
Net income per share                        $      2.56 $      2.26 $      2.06
Fully diluted:
Net income                                  $57,244,481 $48,028,438 $43,568,076
Weighted average common shares outstanding   22,035,364  20,967,367  20,938,814
Common stock equivalents                        334,803     369,505     241,062
Adjusted weighted average common shares
outstanding                                  22,370,167  21,336,872  21,179,876
Net income per share                        $      2.56 $      2.25 $      2.06
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Note: The primary and fully diluted numbers are not disclosed in the reported financials because any dilution that is less than 3% of earnings per common shares outstanding is not considered to be material.